Exhibit 99

DIVERSICARE HEALTHCARE SERVICES, INC.
2008 Stock Purchase Plan For Key Personnel
As Amended April 14, 2010 and June 9, 2016
(Restated)

1.	Purposes; Construction.
This Plan shall be known as the “Diversicare Healthcare Services Inc. 2008 Stock Purchase Plan for Key Personnel” and is hereinafter referred to as the “Plan.” The purposes of the Plan are to attract and retain highly-qualified executives and directors, to align the long-term interests of executives and directors with the long-term interests of the Company’s stockholders by creating a direct link between director and executive compensation and stockholder return, to enable directors and executives to develop and maintain a substantial equity-based interest in Diversicare Healthcare Services Inc, and to provide incentives to such directors and executives to contribute to the success of the Company’s business. The provisions of the Plan are intended to satisfy the requirements of Section 16(b) of the Exchange Act, and shall be interpreted in a manner consistent with the requirements thereof, as now or hereafter construed, interpreted and applied by regulation, rulings and cases.
The terms of the Plan shall be as set forth below.

2.	Definitions.
As used in this Plan, the following words and phrases have the meanings indicated:

a.	“Account” has the meaning given in Section 7(a) hereof.

b.	“Agreement” means an agreement entered into between the Company and a Participant in connection with a purchase under the Plan.

c.	“Annual Bonus” means the bonus earned by a Participant as determined by the Committee with respect to each year.

d.	“Base Salary” means an executive’s annual base salary as set by the Committee.

e.	“Board” means the Board of Directors of the Company.

f.
“Cause” means, unless otherwise defined in the applicable Agreement, (i) the engaging by the Participant in willful misconduct that is injurious to the Company or its Subsidiaries, or (ii) the embezzlement or misappropriation of funds or property of the Company or its Subsidiaries by the Participant. For purposes of this paragraph, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company. Any determination of Cause for purposes of the Plan shall be made by the Committee in its sole discretion. Any such determination shall be final and binding on a Participant.

g.	“Change in Control,” unless otherwise determined by the Committee and set forth in an applicable Agreement, shall mean and shall be deemed to have occurred upon the first to occur of the following:

i.
The date that any one Person, or more than one Person acting as a group, acquires ownership of Shares of the Company that, together with Shares held by such Person or group, constitutes more than fifty percent (50%) of the total voting power of the Shares of the Company; provided, however, if any one Person, or more than one Person acting as a group, is considered to own more than fifty percent (50%) of the total voting power of the Shares of the Company, the acquisition of additional Shares by the same Person or Persons shall not cause a Change in Control of the Company.

ii.
On the date that a majority of members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

iii.
On the date that any one Person, or more than one Person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets, directly or indirectly, from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets owned, directly or indirectly, by the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets owned directly or indirectly by the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred under this Paragraph (iii) when there is a transfer to an entity that is controlled by the stockholders immediately after the transfer. A transfer of assets by Company is not treated as a change in the ownership of such assets if the assets are transferred to (a) a stockholder (immediately before the asset transfer) in exchange for or with respect to its Shares in the Company, (b) an entity, fifty percent (50%) or more of the total voting power of which is owned, directly or indirectly, by the Company, (c) a Person, or more than one Person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total voting power of all the outstanding Shares of the Company, or (d) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in (d) of this Paragraph.

This definition of “Change in Control” is intended to be consistent with the phrase “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” as used in Section 409A(a)(2)(A)(v) of the Code and the Regulations promulgated thereunder and shall be interpreted and applied in a manner consistent with such intent.

h.	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

i.	“Committee” means the Compensation Committee of the Board, or a subcommittee thereof, all of whose members meet the requirements set forth in Section 3(a) hereof.

j.	“Company” means Diversicare Healthcare Services Inc, a Delaware corporation, or any successor corporation.

k.	“Director Compensation” means any compensation to be paid by the Company to a director of the Company for his or her services as a director of the Company.

l.	“Disabled” has the meaning given to it in Section 409A(a)(2)(c) of the Code, and the Treasury Regulations promulgated thereunder.

m.	“Dividend Equivalent” has the meaning given in Section 7(c) hereof.

n.	“Election” means an election filed pursuant to Section 5 of the Plan.

o.	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

p.
“Fair Market Value” per Share, Restricted Share or Restricted Share Unit means the closing price on the NASDAQ stock market (or the relevant exchange or market if the Shares are not traded on the NASDAQ stock market) of a Share for the relevant valuation date (or next preceding trading day, if such valuation date is not a trading day).

q.	“Participant” means a director or executive who files an Election under the Plan.

r.	“Participating Subsidiary” or “Participating Subsidiaries” means any Subsidiary or Subsidiaries designated by the Committee or Board to be a participating employer under the Plan.

s.
“Person” or “Person” means one or more of any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

t.	“Plan” has the meaning given in Section 1 hereof.

u.	“Plan Effective Date” has the meaning given in Section 5(c) hereof.

v.	“Restricted Period,” as such term applies to Restricted Shares and Restricted Share Units, has the meaning given in Sections 6(b) and 7(b) hereof, respectively.

w.	“Restricted Share” or “Restricted Shares” means the Shares purchased hereunder subject to restrictions.

x.
“Restricted Share Unit” or “Restricted Share Units” means a right to receive a Share for each Restricted Share Unit purchased hereunder (as adjusted for any Dividend Equivalent as provided for in Section 7(c)), and shall not include any rights or privileges inherent in Stock ownership.

y.	“Section 16 Person” means a Participant who is subject to the reporting and short-swing liability provisions of Section 16 of the Exchange Act.

z.	“Share” or “Shares” means one or more of the voting shares of common stock of the Company, with a par value of $.01 per share.

aa.	“Subsidiary” or “Subsidiaries” means any subsidiary or subsidiaries of the Company (whether or not a subsidiary as of the Plan Effective Date).

3.	Administration of the Plan.

a.
The Plan will be administered by the Committee, which consists of two or more directors of the Company, each of whom will (i) meet the independence requirements of the NASDAQ stock market, (ii) be a “non-employee director” for purposes of Section 16 of the Exchange Act, and the rules thereunder, and (iii) be an “outside director” for purposes of section 162(m) of the Code, and the regulations promulgated thereunder.

b.
The Committee will have plenary authority in its discretion, but subject to the express provisions of the Plan, to administer the Plan and to exercise all the powers and authority either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the Agreements (which need not be identical), and to make all other determinations deemed necessary or advisable for the administration of the Plan. Without limiting the foregoing, the Committee may limit the amount of Annual Bonus, Base Salary, or Director Compensation that a Participant may defer through any one Election under Section 5(b). The Committee’s determinations on the foregoing matters shall be final and conclusive.

c.	No member of the Board or the Committee will be liable for any action taken or determination made in good faith with respect to the Plan or any purchase hereunder.

4.	Stock Subject to Plan.

a.
The maximum number of Shares that may be collectively distributed as Restricted Shares, Restricted Share Units, and any Dividend Equivalent paid upon any Restricted Share Units under the Plan is 350,000 Shares, which number will be subject to adjustment as provided in Section 9 hereof. Such Shares may be either authorized but unissued Shares or Shares that have been or may be reacquired by the Company.

b.
If any outstanding Restricted Shares and/or Restricted Share Units under the Plan are forfeited and reacquired by the Company, withheld to satisfy federal or state tax or withholding obligations, or satisfied by the Company by cash payment, the Restricted Shares and/or Restricted Share Units so forfeited, withheld or satisfied may (unless the Plan has been terminated) again become available for use under the Plan.

5.	Eligibility and Elections.

a.
Eligibility. The Committee will have the discretion to determine the Participating Subsidiaries, the executives of the Company and of each Participating Subsidiary, and the directors of the Company that will be eligible to become Participants in the Plan.

b.
Elections. Each Participant may elect to receive, in the case of an executive, in lieu of a specified portion of such executive’s Annual Bonus and, if permitted by the Committee, such executive’s Base Salary, and in the case of a director, in lieu of a specified portion of such director’s Director Compensation, a number of Restricted Shares, Restricted Share Units, or a combination of both, as determined by the Committee, equal to the amount of such specified portion of the Annual Bonus, Base Salary or Director Compensation, as applicable, divided by a dollar amount equal to 85% of the Fair Market Value of a Share on the date on which such Restricted Shares and/or Restricted Share Units are purchased (the “Election”). The Committee, in its sole and absolute discretion, shall have the authority to determine whether a Participant receives Restricted Shares, Restricted Share Units, or a combination of both. The Annual Bonus, Base Salary or Director Compensation, as applicable, payable to the Participant in cash will be reduced by the designated portion. Subject to Section 5(c) below, any Election will be effective beginning with the Annual Bonus, Base Salary or Director Compensation, as applicable, payable with respect to the first calendar year next following the calendar year in which the Election is made (and will become irrevocable on December 31 of the calendar year in which it is made). Any cancellation of, or other change in, any Election shall become effective as of the first calendar year next following the calendar year in which notice of such cancellation or change is filed (and any such notice shall become irrevocable on December 31 of the calendar year in which it is filed). Restricted Shares and/or Restricted Share Units shall be purchased in respect of such Elections on or before March 15 of the calendar year immediately following the calendar year in which the Annual Bonus, Base Salary or Director Compensation, as applicable, was earned.

c.
Initial Eligibility. Notwithstanding Section 5(b) hereof, for the initial short period commencing on the date of the approval of the Plan by the stockholders (the “Plan Effective Date”) and ending on December 31, 2008, a Participant must complete and file the Election described in Section 5(b) with the Company no later than the 30th day after the Plan Effective Date, and the maximum amount of the Annual Bonus, Base Salary or Director Compensation, as applicable, with respect to 2008 that may be subject to the 2008 Election is the ratio of (i) the number of days remaining in calendar year 2008 after the date on which the Participant files the 2008 Election, over (ii) 366. If a Participant first becomes eligible to participate in the Plan with respect to a year other than 2008, such Participant may make an initial election to participate in the Plan under procedures and limitations analogous to those set forth in this Section 5(c).

d.
Termination of Employment. In the event that a Participant who has made an Election hereunder shall terminate employment or term as a director before Restricted Shares and/or Restricted Share Units are purchased in respect of such Election, any Annual Bonus, Base

Salary or Director Compensation, as applicable, to which the Participant would otherwise be entitled shall be paid to the Participant consistent with the Company’s payment practices and any contractual provisions between the Participant and the Company.

6.	Restricted Shares.
Each purchase of Restricted Shares under the Plan will be evidenced by a written Agreement between the Company and Participant, which will be in such form as the Committee from time to time approves, and will comply with the following terms and conditions (and with such other terms and conditions not inconsistent with such terms as the Committee, in its discretion, may establish):

a.	Number of Restricted Shares. Each Agreement shall state the number of Restricted Shares purchased pursuant to Section 5(b) hereof.

b.
Restricted Period. Subject to such exceptions as may be determined by the Committee in its discretion, the Restricted Period for Restricted Shares purchased under the Plan shall be two years from the date of purchase.

c.
Ownership and Restrictions. At the time of purchase of Restricted Shares, a certificate representing the number of Restricted Shares purchased will be registered in the name of the Participant. Such certificate will be held by the Company or any custodian appointed by the Company for the account of the Participant subject to the terms and conditions of the Plan, and will bear such legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. The Participant will have all rights of a stockholder with respect to such Restricted Shares, including the right to receive dividends and the right to vote such Restricted Shares, subject to the following restrictions: (i) the Participant will not be entitled to delivery of the stock certificate until the expiration of the Restricted Period and the fulfillment of any other restrictive conditions set forth in this Plan or the Agreement with respect to such Restricted Shares; (ii) none of the Restricted Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of (except by will or the applicable laws of descent and distribution) during such Restricted Period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise provided for herein or determined by the Committee, all of the Restricted Shares will be forfeited and all rights of the Participant to such Restricted Shares will terminate, without further obligation on the part of the Company, unless the Participant remains in the continuous employment of the Company or any Subsidiaries or remains a director for the entire Restricted Period and unless any other restrictive conditions relating to the Restricted Shares are met. Any common stock, any other securities of the Company and any other property (except cash dividends) distributed with respect to the Restricted Shares will be subject to the same restrictions, terms and conditions as such Restricted Shares.

d.
Termination of Restrictions. At the end of the Restricted Period and provided that any other restrictive conditions of the Restricted Shares are met, or at such earlier time determined by the Committee, all restrictions set forth in the Agreement relating to the Restricted Shares or in the Plan will lapse as to the Restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restrictive stock legend (other than as required under the Securities Act of 1933 or otherwise), will be delivered to the Participant or his or her beneficiary or estate, as the case may be. If the Participant’s employment or term as a director is terminated prior to the end of the Restricted Period, then the provisions of Section 8 hereof shall govern the disposition of such Participant’s Restricted Shares.

e.
Conversion to Restricted Share Units. Notwithstanding anything elsewhere in the Plan to the contrary, if upon the purchase of a Participant’s Restricted Shares the Committee determines that the Company may lose some or all of its United States federal income tax deduction because of the deductibility cap of section 162(m) of the Code, all Restricted Shares corresponding to the number for which the deduction would be lost pursuant to section 162(m) of the Code, as determined by the Committee will, at such time of purchase by the Participant, be converted into an equal number of Restricted Share Units. Such Restricted Share Units shall thereafter be governed by Section 7 herein.

7.	Restricted Share Units.
Each purchase of Restricted Share Units under the Plan will be evidenced by a written Agreement between the Company and Participant, which will be in such form as the Committee from time to time approves, and will comply with the following terms and conditions (and with such other terms and conditions not inconsistent with such terms as the Committee, in its discretion, may establish):

a.
Number of Restricted Share Units. Each Agreement shall state the number of Restricted Share Units purchased pursuant to Section 5(b) hereof. For each Participant, the Company shall establish and maintain an “Account” for the purpose of determining the benefit due to the Participant. A Participant’s Account shall reflect the total number of Restricted Share Units purchased by that Participant, the date of purchase for each Restricted Stock Unit, any Dividend Equivalent credited to such Participant pursuant to Section 7(c), and any other information as the Company determines.

b.
Restricted Period. Subject to such exceptions as may be determined by the Committee in its discretion, the Restricted Period for Restricted Share Units purchased under the Plan shall be two years from the date of purchase.

c.
Ownership and Restrictions. The Company shall record each purchase of Restricted Share Units in the Participant’s Account. The Participant will have no rights of a stockholder with respect to such Restricted Shares Units; provided, however, that on each date that a cash dividend is paid by the Company on its Shares, the Account of each Participant shall be credited with an amount equal to such dividend on one Share multiplied by the number of Restricted Stock Units in such Participant’s Account at the close of business on the dividend record date (“Dividend Equivalent”). Each such Dividend Equivalent will be converted into additional Restricted Share Units and recorded in the Participant’s Account. The Restricted Share Units shall be subject to the following restrictions: (i) the Participant will not be entitled to delivery of any stock certificates until the occurrence of an event set forth in Section 7(d) or as provided in Section 8(a); (ii) none of the Restricted Share Units may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of (except by will or the applicable laws of descent and distribution); and (iii) except as otherwise provided for herein or determined by the Committee, all of the Restricted Share Units will be forfeited and all rights of the Participant to such Restricted Share Units will terminate, without further obligation on the part of the Company, unless the Participant remains in the continuous employment of the Company or any Subsidiaries or remains a director for the entire Restricted Period and unless any other restrictive conditions relating to the Restricted Share Units are met.

d.
Payment of Account. Upon the first to occur of (i) the date of a Participant’s death, (ii) the date a Participant becomes Disabled, (iii) a Change in Control, (iv) the date the Restricted Period ends, which date shall always be between January 1 and March 15 of the third taxable year of the Participant beginning after the year to which the Election applies, unless the Committee specifies a different date in the Election, or (v) the date of a Participant’s “separation from service” as that term is used in Code section 409A and the Treasury Regulations promulgated thereunder (if such separation of service occurs after the end of the Restricted Period), the Company shall issue the Participant a stock certificate for the appropriate number of Shares equal to the number of Restricted Stock Units held by the Participant, free of any restrictions and any restrictive stock legend (other than as required under the Securities Act of 1933 or otherwise), which will be delivered to the Participant or his or her beneficiary or estate, as the case may be; provided, however, that any fractional shares of Restricted Share Units held by the Participant shall instead be satisfied by a cash payment from the Company. If the Participants “separation of service” occurs prior to the end of the Restricted Period, then the provisions of Section 8 hereof shall govern the disposition of such Participant’s Restricted Share Units.

e.
Delayed Payment of Account. Notwithstanding anything elsewhere in the Plan to the contrary to the extent permissible under Treasury Regulation section 1.409A-2(b)(7), if the Committee determines that the Company may lose some or all of its United States federal income tax deduction in connection with the delivery of Shares under Section 7(d) hereof or payment with respect to such Restricted Share Units because of the deductibility cap of section 162(m) of the Code, unless otherwise determined by the Committee, then the delivery of Shares under Section 7(d) hereof or the payment with respect to such Restricted Share Units will be postponed until Participant’s first taxable year in which the Committee reasonably anticipates, or reasonably should anticipate, that such payment or delivery during such year will not fail to be deductible because of section 162(m) of the Code, subject to any further delay as may be required by Section 16. Until such payment on the Restricted Share Units is made, the Participant will continue to be credited with Dividend Equivalents on the Restricted Share Units as provided for in Section 7(c) hereof. The Committee shall exercise its discretion under this Section 7(e) with respect to similarly situated Participants on a reasonably consistent basis.

8.	Termination of Employment.
The provisions of this Section 8 shall govern the settlement of any Restricted Shares or Restricted Share Units in the event of a Participant’s termination of employment or term as a director with the Company and its Subsidiaries, with respect to Restricted Shares and/or Restricted Share Units held by Participant at the time of such termination. Provided, however, in all instances under the Plan, payment will be made only upon the date specified in Section 7(d) hereof or such later date as may be required pursuant to Section 6(e) or 16 hereof. Further, provided, however, for purposes of determining the time any payment is due under the Plan, termination of employment shall mean Separation from Service.

a.	Termination of Employment During Restricted Period.

i.
Termination without Cause. If a Participant’s employment or term as a director is terminated by the Company or a Subsidiary without Cause during the Restricted Period, any Restricted Shares and/or Restricted Share Units held by a Participant on the Participant’s last day of employment or term as a director, the restrictions on the Restricted Shares and/or Restricted Share Units provided for in the Plan or the Agreement with the Participant will lapse as to such Restricted Shares and/or Restricted Share Units subject thereto held by the Participant on the Participant’s last day of employment or term as a director, and a stock certificate for the appropriate number of Shares, free of the restrictions and restrictive stock legend (other than as required under the Securities Act of 1933 or otherwise), will be delivered to the Participant; provided, however, that any fractional Restricted Share Units held by the Participant shall instead be satisfied by a cash payment from the Company. The failure of a director to be re-elected as a director by the stockholders shall be considered a termination without cause

ii.
Termination for Cause. If a Participant’s employment or term as a director is terminated by the Company or a Subsidiary for Cause during the Restricted Period for any Restricted Shares and/or Restricted Share Units held by the Participant on the Participant’s last day of employment or term as a director, the Participant shall forfeit all rights with respect to such Restricted Shares and/or Restricted Share Units, which shall automatically be considered to be cancelled, and the Participant shall have only an unfunded right to receive from the Company’s general assets a payment equal to the lesser of (a) the Fair Market Value of the number of Restricted Shares and/or Restricted Share Units held by the Participant on the Participant’s last day of employment or term as a director or (b) the aggregate Annual Bonus, Base Salary or Director Compensation amounts, as applicable, foregone by the Participant as a condition of receiving such Restricted Shares and/or Restricted Share Units. The Committee may elect to settle the amount due under this Section 8(a)(ii) in cash, Shares, or a combination thereof.

iii.
Voluntary Termination. If a Participant voluntarily terminates his or her employment or term as a director with the Company or a Subsidiary during the Restricted Period, Participant shall forfeit all rights with respect to such Restricted Shares and/or Restricted Share Units held by Participant on Participant’s last day of employment or term as a director, and the Participant shall have only an unfunded right to receive from the Company’s general assets a payment equal to the aggregate Annual Bonus, Base Salary or Director Compensation amounts, as applicable, foregone by the Participant as a condition of receiving such Restricted Shares and/or Restricted Share Units. The Committee may elect to settle the amount due under this Section 8(a)(iii) in cash, Shares, or a combination thereof.

b.
Accelerated Lapse of Restrictions. All restrictions then outstanding with respect to Restricted Shares held by such Participant shall automatically expire and be of no further force and effect upon (i) a termination of employment or term as a director which results from a Participant’s death or becoming Disabled, and (ii) a Change of Control.

9.	Dilution and Other Adjustments.
In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, or other change in corporate structure affecting the Shares, such substitution or adjustment shall be made in the aggregate number of Shares that may be distributed as Restricted Shares and/or Restricted Share Units under the Plan and the number of Restricted Shares and/or Restricted Share Units outstanding under the Plan as determined to be appropriate by the Committee in its sole discretion; provided, however, that the number of Shares thus subject to the Plan shall always be a whole number. Further, provided, however, that any adjustments made by the Committee shall be made consistently for all similarly situated Participants and in a manner that is consistent with the requirements of section 409A of the Code.

10.	Payment of Withholding and Payroll Taxes.
No certificate representing the Shares will be issued and no cash payment be made hereunder unless and until satisfactory arrangements (as determined by the Committee) have been made by the Participant to satisfy all federal, state, and local withholding obligations and the collection and payment of any and all federal, state, and local employment taxes (“Withholding Obligation”) with respect to the issuance of such Shares or cash payment. Such Withholding Obligation shall not exceed the minimum required statutory withholding. The Participant authorizes the Company to satisfy the Withholding Obligation from any cash compensation payable to the Participant by the Company, including wages. Alternatively, the Committee may permit the Participant to satisfy the Withholding Obligation, in whole or in part (without limitation) by paying cash from the Participant’s own funds. In addition, the Committee in its sole discretion and pursuant to such procedures as it may specify from time to time, may satisfy the Withholding Obligation by (a) withholding otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld, and/or (b) by selling or arranging for the sale of a sufficient number of such Shares otherwise deliverable to the Participant through such means as the Committee may determine in its sole discretion (whether through a broker or otherwise) equal to the amount necessary to satisfy the Withholding Obligation. The Participant shall pay to the Company any amount of the Withholding Obligation resulting from the Restricted Stock and/or Restricted Stock Units issued hereunder that cannot be satisfied by the means previously described. The Participant acknowledges and agrees that the Company may refuse to deliver Shares or cash if the Participant fails to comply with his or her obligations in connection with the Withholding Obligation as described in this Section.

11.	Coordination with 2005 Long-Term Incentive Plan.
In the event all or a portion of a Participant’s Annual Bonus, Base Salary or Director Compensation, as applicable, has been designated under the Performance Based Compensation provisions of the Company’s 2005 Long-Term Incentive Plan, the maximum value of Restricted Shares and/or Restricted Share Units that may be purchased by a Participant that is attributable to such Performance Based Compensation in any year is $1,000,000.

12.	No Rights to Employment.
Nothing in the Plan or in any Agreement shall confer upon any Participant the right to continue in the employ of the Company or any Subsidiary, to remain as a director of the Company, to be entitled to any remuneration or benefits not set forth in the Plan or such Agreement, or interfere with, or limit in any way, the right of the

Company or any Subsidiary to terminate such Participant’s employment or term as a director. Purchases made under the Plan shall not be affected by any change in duties or position of a Participant as long as such Participant continues to be employed by the Company or a Subsidiary.

13.	Amendment and Termination of the Plan.
The Board, at any time and from time to time, may suspend, terminate, modify or amend the Plan; provided, however, that an amendment that requires stockholder approval for the Plan to continue to comply with any law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of stockholders. No suspension, termination, modification or amendment of the Plan may adversely affect any purchases previously made, unless the written consent of the Participant is obtained.

14.	Term of the Plan.
The Plan shall terminate April 25, 2028. No other purchases may be made after such termination, but termination of the Plan shall not, without the consent of any Participant who then holds Restricted Shares and/or Restricted Share Units, alter or impair any rights or obligations in respect of such Restricted Shares or Restricted Share Units.

15.	Governing Law.
The Plan and the rights of all Persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof, except to the extent that such laws are preempted by Federal law.

16.	Delayed Payment for Specified Employee.

a.
Notwithstanding the applicable provisions of the Plan or any Agreement entered into pursuant thereto regarding the timing of payments in order for the Plan to comply with section 409A of the Code, the following special rules shall apply if the stock of the Company is publicly traded at the time of Participant’s Separation from Service and any Payment of Account is due under the Plan or Agreement as a result of such Separation from Service: (a) to the extent Participant is a “Specified Employee” (as defined under section 409A of the Code) at the time of Separation from Service and to the extent such applicable provisions of section 409A of the Code and the regulations thereunder require a delay of such Payment of Account for a six-month period after the date of such Participant’s Separation from Service, no such Payment of Account shall be made prior to the earlier of (i) the death of Participant or (ii) the date that is six months after the date of Participant’s Separation from Service, and (b) any delayed Payment of Account shall be computed as otherwise provided under the Plan, that is, as of the date of Separation from Service, without adjustment for any change in the Fair Market Value of the Shares from the date of Separation from Service to the date of payment or for the payment of interest thereon, and paid to Participant, as otherwise provided in this Agreement, promptly after the end of the applicable six-month delay, provided, however, that Participant will continue to be credited with additional Restricted Share Units with respect to Dividend Equivalents as provided for in Section 7(c) of the Plan.

b.
For purposes of this Section 16, the term “Payment of Account” shall include any of the following: a payment in cash, the issuance of shares of stock of the Company, or the lapse of any restriction with respect to Restricted Shares.

17.	Compliance with Section 409A.

This Plan is intended to comply with the requirements of section 409A of the Code and regulations promulgated pursuant thereto. To the extent of any compliance issues or ambiguous terms, the Plan and any related Agreements entered thereunder must be construed in such a manner so as to comply with the requirements of section 409A of the Code. Any discretion granted to the Committee with respect to any interpretation of Plan provisions or otherwise shall be limited at all times and in all respects so as to be consistent with the requirements of section 409A of the Code. Any provision of the Plan that does not comply with such requirements shall be void and of no effect.